Exhibit 10.1
Patriot Financial Partners, L.P.
Patriot Financial Partners Parallel, L.P.
Cira Centre
2929 Arch Street, 27th Floor
Philadelphia, PA 19104-2868
December 13, 2009

Mr. B. Grant Yarber
President and Chief Executive Officer
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina  27601

Re:  Investment in Capital Bank Corporation Common Stock

Dear Mr. Yarber:

This letter of intent (“Letter of Intent”) outlines the basic terms and conditions upon which Patriot Financial Partners, L.P., a Delaware limited partnership (the “Fund”), and Patriot Financial Partners Parallel, L.P., a Delaware limited partnership (the “Parallel Fund” and, together with the Fund, the “Investor”), are willing to purchase, and Capital Bank Corporation, a North Carolina corporation (the “Company”), is willing to sell, at the public offering price per share (the “Price per Share”) established for the offering (the “Underwritten Offering”) described in the Company’s registration statement on Form S-1, as amended (Commission File No. 333-162637) (the “Registration Statement”), shares of Company common stock, no par value per share (the “Common Stock”).

1.           The Company commits, subject to the terms and conditions of this Letter of Intent, to sell to the Investor 9.9% of the Company’s outstanding Common Stock (the “Patriot Shares”) immediately following, and on the same day as, the closing of the firm shares in the Underwritten Offering at the Price per Share (as defined in Paragraph 3).

2.           The Investor commits, subject to the terms and conditions of this Letter of Intent, to buy from the Company the Patriot Shares in a private placement outside of the Underwritten Offering; provided, that the Investor shall upon such purchase own less than 10% of the Company’s outstanding shares of Common Stock. The Company shall cooperate with the Investor in seeking any non-control determinations from the Board of Governors of the Federal Reserve System or its delegee (the “Federal Reserve”) and in any future notices, filings or applications by the Investor to increase its interest in the Company.

3.           The Price per Share for the Patriot Shares shall be the same as the public offering price in the Underwritten Offering, up to a maximum price of $3.75 per share of Common Stock. In the event the public offering price in the Underwritten Offering exceeds $3.75 per share, the Investor may, in its discretion, but shall not be required to, purchase the Patriot Shares at such higher public offering price. The closing (the “Closing”) of the Investor’s purchase of the Patriot Shares in an amount not to exceed 9.9% of the Company’s outstanding Common Stock will occur immediately following, and on the same day as, the closing of the Underwritten Offering and in no event later than February 1, 2010.

4.           The Investor’s purchase of the Patriot Shares will be subject to, among other conditions, the following: (a) closing of the Underwritten Offering with gross proceeds, that when combined with the gross proceeds from the Patriot Offering, will result in aggregate gross proceeds to the Company of not less than $55 million in the aggregate; (b) the parties entering into mutually acceptable definitive agreements in connection with the transactions contemplated hereby (the “Definitive Agreements”), including (i) a Stock Purchase Agreement containing customary representations and warranties of the Company (and which may incorporate by reference those contained in the underwriting agreement filed as an exhibit to the Registration Statement), (ii) a Registration Rights Agreement providing for long-form and short-form demand registration rights, piggyback registration rights, and requiring the Company to file, within 180 days after the date of the Closing, a registration statement on such registration form for which the Company is eligible (which registration statement the Company shall maintain as current and effective at all times) providing for registration with respect to the resale of the Patriot Shares, and (iii) a Management Rights Agreement in customary form providing for such information and consultation rights as are necessary to qualify the Investor’s investments in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101; (c) receipt by Purchaser of an opinion from legal counsel to the Company addressed to Purchaser, in form and substance satisfactory to Purchaser and its counsel, to the effect that, among other matters reasonably requested, including all opinions issued in connection with the Underwritten Offering, sale of the Patriot Shares at the Closing will not require registration under the federal Securities Act of 1993, as amended, and that the Patriot Shares will have been duly authorized and, at the Closing, will be validly issued and fully paid and nonassessable; and (d) receipt by the parties of any authorization, consent, commitment, agreement, order or approval, or confirmation of nonobjection of, or declarations, notifications or filings with, or expiration of waiting periods imposed by, any federal, state or local court or governmental or regulatory agency or authority, or stock exchange or trading market, applicable to the parties or the transactions. The Company’s commitment to sell the Patriot Shares to the Investor will be subject to, among other conditions, the parties entering into mutually acceptable Definitive Agreements and the conditions described in the foregoing clauses (a) and (d).

5.           At the Closing, the Company will increase its board of directors (the “Board”) by one person and the Board shall fill the resulting vacancy with a designee of the Investor. The Definitive Agreements will provide that the Company will be required to recommend to its stockholders the election of the Investor’s designee at the Company’s annual meeting at which such designee’s term expires. Such designee of the Investor shall be a member of the Board Risk and Human Resources and Compensation Committees of the Board of Directors, and the Company shall give the Investor’s designee copies of all notices, minutes, consents and other materials that the Company provides to the members of such committee if generally applicable SEC and Nasdaq independence and conflicts of interest requirements permit. If the Investor ceases to hold at least 4.9% of the outstanding shares of Common Stock at any time due solely to sales by the Investor of its Common Stock, the Investor’s rights set forth in this paragraph shall terminate and the Investor’s designee shall be required to resign from the Board. The parties acknowledge that the Investor’s designee on the Board shall be subject to and abide by the Company’s policies and procedures regarding trading in the Company’s securities, including those involving blackout windows on trading, in each case, to the same extent as other directors.

6.           The Definitive Agreements also will provide that, for a period of 36 months following the Closing (provided that the Investor continues to hold all the shares purchased by it pursuant to this Letter of Intent during such time period), if the Company issues additional shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock), including shares of Common Stock issued pursuant to the overallotment option granted by the Company to the underwriters in the Underwritten Offering, subject to certain exceptions for issuances of securities by the Company pursuant to its currently outstanding securities (including pursuant to exercise by the United States Department of the Treasury of the warrant held by it) and equity incentive plans, and pursuant to acquisition transactions, the Investor will have the right to purchase from the Company such additional number of shares of Common Stock as is necessary to maintain its fully-diluted ownership percentage of the Common Stock at the same level as it was immediately prior to such additional issuance, at the same price and other terms as are offered to the other purchasers in such offering, provided that with respect to purchases of shares of Common Stock by Patriot resulting from Patriot’s exercise of its preemptive rights related to any exercise of the overallotment option granted to the underwriters in the Underwritten Offering, such purchase will be completed as a private placement.

7.           The Investor confirms that it has completed its diligence, although, if the Underwritten Offering closes after December 31, 2009, the Investor will need to update its diligence review, and that neither the Fund nor the Parallel Fund is currently a bank holding company or is currently required to register as a bank holding company for purposes of the Bank Holding Company Act of 1956, as amended.

8.           In consideration of the Investor entering into this Letter of Intent, the Company shall pay to the Investor a fee for performing diligence. If the Underwritten Offering is completed on or before December 31, 2009, the Company shall pay to the Investor, contemporaneously with closing of the Underwritten Offering, a diligence fee of $250,000. If the Underwritten Offering is not completed on or before December 31, 2009, the Company shall instead pay to the Investor a diligence fee of $500,000, payable on the earliest of the closing of the firm shares offered in the Underwritten Offering and February 1, 2010. In addition to the diligence fee, the Company also shall reimburse from time to time all of the Investor’s reasonable out-of-pocket expenses incurred (including attorneys’ fees and charges) in connection with the transactions contemplated by this Letter of Intent upon invoice, up to a maximum of $300,000. Sandler O’Neill & Partners, L.P. was engaged by the Company as its financial advisor in connection with the Underwritten Offering and the transactions contemplated by this Letter of Intent and will receive a cash fee for its services, payable solely by the Company. The Investor will have no responsibility for any broker, placement agent, finder or similar fees in connection with the transactions contemplated hereby.

9.           This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles regarding choice of law.

10.          This Letter of Intent shall automatically terminate if the Closing does not occur on or before February 1, 2010, provided that the terms of Paragraphs 8 and 9 above shall survive such termination.

If the foregoing is consistent with your understanding and is acceptable to you, please execute one copy of this Letter of Intent and return it to us. This Letter of Intent may be executed by facsimile or electronically, and when so executed shall have the same force and effect as a manually executed original.

We are excited about this opportunity to invest in the Company and look forward to a long and productive relationship.

(signatures on following page)

IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below effective as of the date first written above.

PATRIOT FINANCIAL PARTNERS, L.P.

By:	Patriot Financial Partners GP, L.P., its general partner
By:	Patriot Financial Partners GP, LLC, its general partner

By:	/s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: General Partner

PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.

By:	Patriot Financial Partners GP, L.P., its general partner
By:	Patriot Financial Partners GP, LLC, its general partner

By:	/s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: General Partner

AGREED AND ACCEPTED:

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer